Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Mitesco, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.01 per share	457(a) and (c)	15,128,771	(1)(2)	$0.34	(3)	$5,143,782	0.00015310	$787.50
			Total Offering Amount					$5,143,782		$787.50
			Total Fees Previously Paid							-
			Total Fee Offsets							-
			Net Fee Due							$787.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or other similar transactions.

(2)	Includes 9,978,907 to be issued in conjunction with redemption of Series A Preferred Stock, par value $0.01 per share, over a 12 month period commencing January 1, 2025.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For purposes of the estimation, we calculated the average of the bid and asked price as of April 11, 2025, within 5 business days prior to the date of filing the registration statement.